Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for the Second Quarter of Fiscal Year 2015

•	Total revenue of $3.3 million for the second quarter
•	Net loss of $718,000, reduced from $1.4 million in same period last year
•	Oculus owns two million shares of Ruthigen (NASDAQ: RTGN)
•	Net worth of $13.4 million, up $11.9 million from September 30, 2013

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif.--(November 13, 2014)--Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial results for the second quarter of fiscal year 2015, which ended on September 30, 2014. Total revenue was $3.3 million for the second quarter as compared to $4.1 million for the same period last year. The net loss for the second quarter was $0.7 million, compared to a net loss of $1.4 million for the same period last year.

“We have set in motion three key new initiatives which we believe will return us to strong revenue growth,” said Jim Schutz, Oculus CEO. "First, beginning this quarter, our team is planning to launch six new products in the United States over the next six months using our direct sales force. Second, Europe continues to be a bright spot with four new CE Mark approvals for acne, scar treatment, atopic dermatitis and the treatment of skin procedures. We are creating a country-specific dermatology-distribution network in Europe, starting this week at Medica, a major medical trade fair in Germany. Third, we have selected two new partners that are highly experienced in the animal healthcare market to launch the Microcyn® line of animal healthcare products in the United States in 2015.”

Results for the Three Months Ended September 30, 2014

Product revenue in Mexico for the three months ended September 30, 2014, of $1.5 million, increased $189,000, or 14%, when compared to the same period in the prior year with an increase of 34% in units sold. The increased revenue was due to the strong growth in the sales of hydrogel and 120-milliliter liquid products. Additionally, for the three months ended September 30, 2014 and 2013, $378,000 was recognized related to the amortization of the upfront license fees paid by More Pharma.

Product revenue in Europe and Rest of the World for the three months ended September 30, 2014, of $554,000, decreased $49,000, or 8%, as compared to the same period in the prior year. Lower sales in the Middle East and China were partially offset by a 26% sales increase in Europe. The increased sales in Europe were largely the result of the introduction of multiple new advanced tissue care product line extensions including a gel product, as well as the addition of new European distributors. The sales decline in the Middle East relates to the timing of periodic orders for that region.

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Total product revenues in the United States were $978,000 for the three months ended September 30, 2014, as compared to $1,898,000 in the quarter ended September 30, 2013, with lower sales in animal healthcare and dermatology, partially offset by increased sales of advanced tissue care products sold by the Oculus direct salesforce. The decline in revenue was caused primarily by the transition of the former animal healthcare partner to a new supplier. The quarter ending September is seasonally the largest quarter in sales for the company’s animal health care products, exaggerating the decline.

Product revenues for the second quarter ended September 30, 2014, were $3.1 million compared to $3.9 million in the same period in 2013, with lower sales in the United States, the Middle East and China, which were partly offset by increases in revenue in Europe and Mexico. The sales decline was primarily attributable to the reduction in animal healthcare sales as the former partner transitioned to a new supplier.

Oculus reported gross profit related to its products of $1.7 million, or 55% of product revenues, during the three months ended September 30, 2014, compared to a gross profit of $2.6 million, or 69% of product revenues, for the same period in the prior year. Licensing revenues are included in the calculation of product revenues and gross profit for the quarters ended September 30, 2014 and 2013. Gross margins declined primarily as a result of the decline in U.S. sales related to the company’s animal healthcare products.

Total operating expenses of $3.3 million for the three months ended September 30, 2014, decreased by $699,000, or 18%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the second quarter of fiscal year 2015 were $2.9 million, down $791,000 as compared to the same period in the prior year. The decrease in operating expenses, minus non-cash expenses, was due to lower expenses related to the company’s previously consolidated, wholly owned subsidiary, Ruthigen, partially offset by higher sales, marketing and administrative expenses in the United States and Europe.

Research and development expenses were $353,000 for the three months ended September 30, 2014, down $530,000 from the same period last year, due to lower expenses of $495,000 incurred by the previously consolidated, wholly owned subsidiary, Ruthigen. Selling, general and administrative expense of $2.9 million for the three months ended September 30, 2014, decreased $170,000, or 5%, over the same period last year, largely related to a decrease in Ruthigen’s expenses. This reduction was partially offset by increases in sales, marketing and administrative expenses in the United States and Europe.

Net loss for the three months ended September 30, 2014, was $718,000, a reduction of $681,000, as compared to the net loss of $1.4 million for the same period in the prior year. The decrease in net loss from the prior year is due to the mark-to-market adjustment of derivative liabilities related to outstanding common stock purchase warrants. Stock-based compensation charges were $456,000 and $319,000 for the quarters ended September 30, 2014 and 2013, respectively.

As of September 30, 2014, Oculus had unrestricted cash and cash equivalents of $3.5 million, as compared with $5.5 million at March 31, 2014.

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Results for Six Months Ending September 30, 2014

Total revenues were $6.7 million for the six months ended September 30, 2014, as compared to $7.5 million for the same period in the prior year. Product revenues, including product licensing fees received, for the six months ended September 30, 2014, decreased $764,000, or 11%, to $6.2 million, as compared to $7.0 million for the same period in the prior year, with decreases in sales in the United States and China, partially offset by increases in Europe, Mexico, the Middle East and Singapore.

Oculus reported gross profit related to sales of its products of $3.5 million, or 57% of product revenues, for the six months ended September 30, 2014, compared to a gross profit of $4.8 million, or 68% of product revenues, for the same period in the prior year. Total operating expenses minus non-cash expenses decreased $743,000, for the six months compared to the same period in the prior year. Operating loss minus non-cash expenses (EBITDAS) for the six months ended September 30, 2014, was $2.0 million, compared to $1.6 million for the same period last year.

Conference Call

Oculus management will hold a conference call today to discuss second quarter fiscal year 2015 results and answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for five days following the conclusion of the call by emailing bmiller@oculusis.com.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “creating,” “starting,” “return,” and “launching,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2014. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	March 31,
	2014	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,549	$5,480
Accounts receivable, net	2,149	1,790
Due from affiliate	–	537
Inventories, net	1,235	1,088
Prepaid expenses and other current assets	358	647
Total current assets	7,291	9,542
Property and equipment, net	867	971
Long-term investment, at cost	10,150	10,150
Other assets	86	128
Total assets	$18,394	$20,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,051	$736
Accrued expenses and other current liabilities	556	889
Deferred revenue	1,990	2,629
Current portion of long-term debt	8	143
Derivative liabilities	856	3,175
Total current liabilities	4,461	7,572
Deferred revenue	563	1,152
Long-term debt, less current portion	–	4
Total liabilities	5,024	8,728
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at September 30, 2014 (unaudited) and March 31, 2014, respectively	–	–
Common stock, $0.0001 par value; 14,285,715 shares authorized, 8,585,382 and 8,160,145 shares issued and outstanding at September 30, 2014 (unaudited) and March 31, 2014, respectively	1	1
Additional paid-in capital	151,338	149, 141
Accumulated other comprehensive loss	(3,171)	(3,069)
Accumulated deficit	(134,798)	(134,010)
Total stockholders’ equity	13,370	12,063
Total liabilities and stockholders’ equity	$18,394	$20,791

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Revenues
Product	$2,695	$3,456	$5,491	$6,177
Product licensing fees	378	397	752	830
Service	191	236	413	454
Total revenues	3,264	4,089	6,656	7,461
Cost of revenues
Product	1,368	1,203	2,690	2,224
Service	164	181	328	332
Total cost of revenues	1,532	1,384	3,018	2,556
Gross profit	1,732	2,705	3,638	4,905
Operating expenses
Research and development	353	883	792	1,390
Selling, general and administrative	2,923	3,093	5,904	5,912
Total operating expenses	3,276	3,976	6,696	7,302
Loss from operations	(1,544)	(1,271)	(3,058)	(2,397)
Interest expense	(1)	(188)	(4)	(438)
Interest income	–	–	–	1
Gain (loss) due to change in fair value of common stock	–	99	–	(210)
Gain due to change in fair value of derivative liabilities	841	–	2,319	–
Other expense, net	(14)	(39)	(45)	(67)
Net loss	$(718)	$(1,399)	$(788)	$(3,111)
Net loss per common share: basic and diluted	$(0.08)	$(0.21)	$(0.09)	$(0.47)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	8,503	6,631	8,425	6,625
Other comprehensive loss
Net loss	$(718)	$(1,399)	$(788)	$(3,111)
Foreign currency translation adjustments	(110)	13	(102)	(86)
Comprehensive loss	$(828)	$(1,386)	$(890)	$(3,197)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(1,544)	$(1,271)	$(3,058)	$(2,397)
Non-cash adjustments:
Stock-based compensation	456	319	907	666
Depreciation and amortization	37	70	101	136
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,051)	$(882)	$(2,050)	$(1,595)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(718)	(1,399)	$(788)	(3,111)
Non-cash adjustments:
Stock-based compensation	456	319	907	666
Depreciation and amortization	37	70	101	136
(Loss) gain due to change in fair value of common stock	–	(99)	–	210
Gain (loss) due to change in fair value of derivative instruments	(841)	–	(2,319)	–
Non-cash interest expense	–	127	–	294
Non-GAAP net loss minus non-cash expenses	$(1,066)	$(982)	$(2,099)	$(1,805)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$3,276	$3,976	$6,696	$7,302
Non-cash adjustments:
Stock-based compensation	(397)	(288)	(784)	(610)
Depreciation and amortization	(13)	(29)	(25)	(58)
Non-GAAP operating expenses minus non-cash expenses	$2,866	$3,659	$5,887	$6,634

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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